Exhibit 10.20

Commercial Bill Agreement

(English Summary)

Date of Signing	May 13, 2010
Parties to Contract	Great Shengda as Acceptance Applicant and Xiaoshan BOC as Acceptor
Principal Amount	RMB 10 million
No of Bills Issued	6
Deposit	50% of principal amount, which is RMB 5 million, and interest rate of the deposit is the same as 6 months bank deposit
Commission	0.05% of bill amount, and be paid in full upon acceptance
Guarantee	Guaranteed by Shengda Group Co., Ltd.
Application, rights and obligations

Once the Acceptance Applicant signs the commercial bill, the commercial bill is deemed to be issued;

Disputes regarding the transactions on which the commercial bill is based shall not affect this agreement;

When the commercial bill is due and the Acceptance Applicant can not settle or can only settle part of the amount, a daily penalty interest of 0.05% of the remaining amount is imposed on the Acceptance Applicant;

When the commercial bill is due and the Acceptance Applicant does not pay, the Acceptor is entitled to deduct from the Acceptance Applicant’s bank account with only a notificaiton to the Applicant;

All expenses associated with execution of this agreement shall be borne by the Acceptance Applicant;

The following will be deemed as breach of the agreement, and in case the Acceptance Applicant does not correct these breaches, the Acceptor is entitled to terminate the agreement, or announce that all or part of the balace are due immediately:

1.               Any statement/undertaking made by the Acceptance Applicant is untrue;

2.               The Acceptance Applicant breaches other agreemments;

3.               The Acceptance Applicant is part of a proceeding or arbitration, which may harm the interest of the Acceptor;

4.               Termination of business or dissolution or bankrupcy of the Acceptance Applicant;

5.               The Acceptance Applicant breaches other terms of this agreement;

The Acceptor is entitled to transfer the rights and obligations to the headquater or other branches of BOC, and they will replace the Acceptor as a party of this agreement.

Undertaking

We list below some material undertakings:

The commercial bill is based on legal business transactions, and the Acceptance Applicant shall take all responsibility for its legality;

In case of any alternation in business mode including re-organisation, planning for IPO, disposal of material assets, change of shareholding structure and other events that may affect Applicant’s financial status and capacity to perform under the Agreement, Applicant shall notify Acceptor in a timely manner. If such event may materially and adversely affect Applicant’s capacity to repay, Acceptor’s consent must be obtained.

Any present or future taxation shall be afforded by the Acceptance Applicant, if the Acceptor pay the taxation on the Acceptance Applicant’s behalf, the Acceptance Applicant should compensate the Acceptor immediately.

Dispute Resolution	PRC court where the bank locates